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                                                                    Exhibit 23.4

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Amendment No. 1 to Registration Statement No. 333-36634 of Nassau Broadcasting Corporation of our report dated August 27, 1999, relating to the financial statements of WEBE and WICC Radio Stations (divisions of ML Media Partners, L.P.) at December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 and of our report dated December 10, 1999 (March 24, 2000 as to Note 8), relating to the financial statements of WEBE and WICC Radio Stations (divisions of ML Media Partners, L.P.) at August 31, 1999 and for the period January 1, 1999 to August 31, 1999, appearing in the Prospectus, which is part of Amendment No. 1 to the Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

June 27, 2000